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                                                                    EXHIBIT 12.2


                            AMERICAN ECO CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES

     The following illustrates the computation of the historical ratio of earnings to fixed charges:


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
                                                                                       PRO FORMA
                                                                                         TWELVE
                                         FISCAL YEAR ENDED NOVEMBER 30,                  MONTHS        SIX MONTHS ENDED MAY 31,
                              -----------------------------------------------------      ENDED       ----------------------------
                                                                          PRO FORMA     MAY 31,                         PRO FORMA
                              1993    1994     1995     1996     1997       1997          1998        1997      1998      1998
                              ----   ------   ------   ------   -------   ---------   ------------   -------   ------   ---------
Pretax income..............   $375   $1,008   $3,060   $7,954   $19,264    $18,215      $ 3,543      $ 7,982   $  815    $(1,110)
Fixed charges..............    255      723      773    1,926     5,157      6,206       12,624        2,181    1,987      6,312
                              ----   ------   ------   ------   -------    -------      -------      -------   ------    -------
        Total earnings.....   $630   $1,731   $3,833   $9,880   $24,421    $24,421      $16,167      $10,163   $2,802    $ 5,202
                              ====   ======   ======   ======   =======    =======      =======      =======   ======    =======
Interest expense...........    229      681      713    1,747     4,946      5,995       11,990        1,864    1,670      5,995
Rental expense.............     26       42       60      179       211        211          634          317      317        317
                              ----   ------   ------   ------   -------    -------      -------      -------   ------    -------
        Total fixed
          charges..........   $255   $  723   $  773   $1,926   $ 5,157    $ 6,206      $12,624      $ 2,181   $1,987    $ 6,312
                              ====   ======   ======   ======   =======    =======      =======      =======   ======    =======
Ratio of Earnings to Fixed
  Charges..................    2.5      2.4      5.0      5.1       4.7        3.9          1.3          4.7      1.4        0.8
                              ====   ======   ======   ======   =======    =======      =======      =======   ======    =======
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